Exhibit 10.2

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) by and between Gary Burbach (“Executive”) and Thoratec Corporation, a California corporation (the “Company”), is made effective as of the eighth day following the date Executive signs this Agreement with reference to the following facts:

A.                                    Executive’s employment with the Company and status as an officer and employee of the Company and each of its affiliates ended on the Termination Date (as defined below).

B.                                    Executive and the Company want to close out their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to the Executive.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.                                      Termination Date.  Executive acknowledges and agrees that his status as an officer, director and employee of the Company and as an officer and/or director of the Company’s subsidiaries shall end effective as of September 22, 2014 (the “Termination Date”).  Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the termination of Executive’s status as an officer and, if applicable, director of the Company and each of its subsidiaries; provided that such documents shall not be inconsistent with any of the terms of this Agreement.

2.                                      Transition Consulting Services.

(a)                                 Consulting Period.  During the period of time (the “Consulting Period”) commencing on the Termination Date and ending on the earliest of March 31, 2016, the date the Company terminates the services hereunder due to material breach of this Agreement that continues uncured for at least ten (10) days after the date the Company notifies Executive of such breach or a breach of the Employee Confidential Information and Inventions Agreement entered into between Executive and the Company as of January 13, 2006 (the “Confidentiality Agreement”), or the date Executive terminates the services hereunder for any reason (the “Consulting Period End Date”), Executive shall be available to provide up to 15 hours of services to the Company per month, on a non-exclusive basis, as a consultant and shall provide such transition services (the “Transition Services”) as necessary in Executive’s areas of expertise and work experience and responsibility as may be requested by the President and Chief Executive Officer of the Company or the Board.  Executive acknowledges and agrees that, during the Consulting Period, Executive shall not, directly or indirectly, become employed by or provide assistance to any entity engaged in the manufacture, development, marketing or sale of mechanical circulatory assist devices.  During the Consulting Period, Executive reaffirms his commitment to remain in compliance with the Confidentiality Agreement, it being understood that the term “employment” as used in the Confidentiality Agreement shall include the Transition Services during the Consulting Period.

(b)                                 Consulting Fees.  In exchange for the performance of the Transition Services, for the Consulting Period, the Company shall pay to Executive monthly consulting fees as an independent contractor (the “Consulting Fees”) in an amount equal to $10,000 per month.  The Consulting Fees will be paid to Executive in accordance with the Company’s standard payment procedures for consultants and independent contractors.

(c)                                  Expense Reimbursement.  The Company shall reimburse Executive for business expenses incurred in the performance of the Transition Services which are consistent with the Company’s policies in effect from time to time with respect to travel, lodging and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.  In addition, the Company will reimburse Executive for up to $5,000 of reasonable legal expenses he incurs in connection with the negotiation, preparation and execution of this Agreement.

(d)                                 Benefits.  As an independent contractor, Executive understands and agrees that, while performing any services for the Company after the Termination Date, Executive shall not be eligible to participate in or accrue benefits under any Company benefit plan for which status as an employee of the Company is a condition of such participation or accrual.  To the extent that Executive were deemed eligible to participate, as an employee, in any Company benefit plan, he hereby waives his participation.

(e)                                  Equity Awards.  Subject to Executive’s provision of the Transition Services during the Consulting Period and/or Executive’s service on the Board, each of Executive’s stock options and restricted stock unit awards shall continue to vest and, if applicable, become exercisable in accordance with their terms through the Consulting Period End Date.  Executive shall have until the earlier of the three month anniversary of the Consulting Period End Date, or the expiration dates of the options, to exercise any vested options.  Any options and restricted stock units that are unvested as of the Consulting Period End Date shall be automatically forfeited.  Executive’s performance share unit award(s) shall be automatically forfeited on the Termination Date.  The agreements evidencing Executive’s equity awards shall be deemed amended to the extent necessary to reflect the terms of this Section 2(e).

(f)                                   SEC Reporting.  Executive acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Executive will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report certain Executive’s transactions in Company common stock for six (6) months following the Termination Date.

(g)                                  Independent Contractor Status.  Executive and the Company acknowledge and agree that, during the Consulting Period, Executive shall be an independent contractor.  During the Consulting Period and thereafter, Executive shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company. The Company will not make deductions for taxes from any Consulting Fees paid hereunder.  Personal income and self-employment taxes for Consulting Fees paid to Executive hereunder shall be the sole responsibility of Executive.  Executive agrees to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties resulting from any failure by Executive to make required personal income and self-employment tax payments with respect to the Consulting Fees but not for penalties, taxes or interest that arise as a result of a determination by any state or federal agency that Executive has been misclassified as an independent contractor.

(h)                                 Protection of Information.  Executive agrees that, during the Consulting Period and thereafter, Executive will not, except for the purposes of performing the Transition Duties, seek to obtain any confidential or proprietary information or materials of the Company.

3.                                      Final Paycheck; Payment of Accrued Wages and Expenses.

(a)                                 Final Paycheck.  As soon as administratively practicable on or after the Termination Date, the Company will pay Executive all accrued but unpaid base salary and all accrued and unused vacation earned through the Termination Date, subject to standard payroll deductions and withholdings.  Executive is entitled to these payments regardless of whether Executive executes this Agreement.

(b)                                 Business Expenses.  The Company shall reimburse Executive for all outstanding expenses incurred prior to the Termination Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses.  The Company will reimburse such expenses irrespective of whether Executive executes this Agreement.

4.                                      Separation Payments and Benefits.  Without admission of any liability, fact or claim, the Company hereby agrees, subject to the execution of this Agreement and Executive’s performance of his continuing obligations pursuant to this Agreement and the Confidentiality Agreement, to provide Executive the severance benefits set forth below.  Specifically, the Company and Executive agree as follows:

(a)                                 Severance.  Executive shall be entitled to receive a payment in an amount equal to the sum of (a) $1,180,000, which constitutes two times (2x) Executive’s annual base salary in effect as of the date hereof and (b) an amount equal to $86,000, which constitutes a pro-rata portion of Executive’s 2014 annual bonus.  Such payment shall be made in a cash lump sum on the first payroll date after this Agreement is effective and irrevocable.

(b)                         Healthcare Continuation Coverage.  If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) during the Consulting Period, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’s covered dependents from the Termination Date until the earlier of (i) the first anniversary of the Termination Date or (ii) the date Executive becomes eligible for comparable coverage under another employer’s plans, provided that Executive submits documentation to the Company substantiating his payments for COBRA coverage.  After the Company ceases to pay or reimburse premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA.

(c)                                  Taxes.  Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions.  To the extent any taxes may be payable by Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(d)                                 Computer.  The Company agrees that Executive may retain his Company provided notebook computer provided that prior to the Executive obtaining ownership of the computer the Company shall have the right to review the computer and remove any confidential or proprietary information.

(e)                                  Sole Separation Benefit.  Executive agrees that the payments provided by this Section 4 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement.  Executive acknowledges and agrees that the payments referenced in this Section 4 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.

5.                                      Full Payment.  Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof.  Executive further acknowledges that, other than the Confidentiality Agreement, this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, any offer letter, employment agreement, severance and/or change in control agreement, and each such agreement other than the agreement evidencing Executive’s equity awards shall be deemed terminated and of no further effect as of the Termination Date.

6.                                      Executive’s Release of the Company.  Executive understands that by agreeing to the release provided by this Section 6, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.

(a)                                 On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq., any Claims arising under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C.  § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Labor Code; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)                                 Notwithstanding the generality of the foregoing, Executive does not release the following claims:

(i)                                     Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)                                  Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)                               Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;

(iv)                              Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;

(v)                                 Claims for coverage under any Directors and Officers insurance policy or other similar insurance policy maintained by the Company;

(vi)                              Claims for indemnification under the Company’s Bylaws, California Labor Code Section 2802 or any other applicable law; and

(vii)                           Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.

(c)                                  In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:

(i)                                     Executive has the right to consult with an attorney before signing this Agreement;

(ii)                                  Executive has been given at least twenty-one (21) days to consider this Agreement;

(iii)                               Executive has seven (7) days after signing this Agreement to revoke it, and Executive will not receive the severance benefits provided by Section 4 of this Agreement unless and until such seven (7) day period has expired.  If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. Pacific Time on the 7th day following Executive’s execution of this Agreement to David Lehman, General Counsel, email:  david.lehman@thoratec.com fax: 925.734.4043.

(d)                                 EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

7.                                      Confidentiality, Non-Disparagement, Transition, Transfer of Company Property and Limitations on Service.  Executive further agrees that:

(a)                                 Confidentiality. Without limiting the Confidentiality Agreement, except as Executive reasonably and in good faith determines to be required in the faithful performance of Executive’s duties hereunder, Executive shall maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for Executive’s benefit or the benefit of any other person, any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information.  Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any other person, any Proprietary Information after the Termination Date will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of Executive’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company.  The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)                                 Non-Disparagement.  Executive agrees that he shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders, employees, products, services, technology or business, either publicly or privately.  The Company agrees that it shall not, and it shall instruct its officers and members of its Board of Directors to not, disparage, criticize or defame Executive, either publicly or privately.  Nothing in this Section 7(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

(c)                                  Transition.  Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.

(d)                                 Transfer of Company Property.  On or before the Termination Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control at the time he signed this Agreement.

8.                                      Executive Representations.  Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.

9.                                      No Assignment by Executive.  Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise.  If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.  In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees.  None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.

10.                               Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.

11.                               Miscellaneous.  This Agreement, collectively with the Confidentiality Agreement and the agreements evidencing Executive’s equity awards, as may be amended by this Agreement, comprise the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof.  The Company and Executive acknowledge that the termination of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations.  Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements.  This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

12.                               Company Assignment and Successors.  The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise).  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.

13.                               Maintaining Confidential Information.  Executive reaffirms his obligations under the Confidentiality Agreement.  Executive acknowledges and agrees that the payments provided in Section 4 above shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement.

14.                               Executive’s Cooperation.  After the Termination Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during his employment with the Company (including, without limitation, Executive being available at the Company’s expense to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.

(Signature page(s) follow)

IN WITNESS WHEREOF, the undersigned have caused this Transition and Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: September 21, 2014

/s/ Gary Burbach
Gary Burbach

THORATEC CORPORATION
DATED: September 21, 2014

	By:	/s/ Neil F. Dimick

Name: Neil F. Dimick

Title: Chairman of the Board of Directors

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